UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No._____5_______)*

                    INTERNATIONAL ASSETS HOLDING CORPORATION
         --------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON SHARES
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                    459028106
         --------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         [X]      Rule 13-d-1(b)

         [ ]      Rule 13-d-1(c)

         [ ]      Rule 13-d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                Page 1 of 5 Pages

---------------------
CUSIP No. __459028106
---------------------
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. Identifications Nos. of above persons (entities only).

       THE INTERNATIONAL ASSETS ADVISORY CORPORATION 401(K) PROFIT SHARING PLAN

       59-6993257
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (See Instructions)
       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       FLORIDA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
    NUMBER OF          160,381
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY          N/A
       EACH       --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
      PERSON           160,381
       WITH:      --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       N/A
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       160,381
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)

       N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.23%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       EP
--------------------------------------------------------------------------------

                                Page 2 of 5 Pages

Item 1.

    (a)   Name of Issuer:
          INTERNATIONAL ASSETS HOLDING CORPORATION

    (b)   Address of Issuer's Principal Executive Offices:
          250 PARK AVENUE SOUTH, SUITE 200
          WINTER PARK, FL  32789
Item 2.

    (a)   Name of Person Filing:
          THE INTERNATIONAL ASSETS ADVISORY CORPORATION 401(K) PROFIT SHARING PLAN ("401(K)PLAN")

    (b) Address of Principal Business Office or, if none, Residence 250 PARK AVENUE SOUTH, SUITE 200
          WINTER PARK, FLORIDA 32789

    (c)   Citizenship:
          FLORIDA

    (d)   Title of Class of Securities:
          COMMON STOCK

    (e)   CUSIP Number:
          459028106

Item 3. If this statement is filed pursuant to SS 240.13d-1(b), or 240.13d-2(b) or check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act (15 U.S.C.78c).

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   [ ]   An investment adviser in accordance with S240.13d-1(b)
                        (1)(ii)(E);

            (f)   [X]   An employee benefit plan or endowmentfund in accordance
                        with S240.13d-1(b)(1)(ii)(F);

            (g)   [ ]   A parent  holding  company or control person in
                        accordance with S240.13d-1(b)(1)(ii)(G);

            (h)   [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   [ ]   A church that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   [ ]   Group, in accordance with S2403d-1(b)(1)(ii)(J)


                                Page 3 of 5 Pages

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securiites of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  160,381

         (b)      Percent of class:

                  7.23%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote 160,381

                  (ii)     Shared power to vote or to direct the vote N/A.

                  (iii) Sole power to dispose or to direct the disposition of 160,381.

                  (iv) Shared power to dispose or to direct the disposition of N/A.

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

        No person or entity other than the 401(K) Plan through its trustees has the right to receive or the power to direct any dividends or proceeds.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

        N/A

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

                                Page 4 of 5 Pages

Item 10. Certification.

         By signing below I/we certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                            Signature.

                                            NANCEY M. MCMURTRY
                                            ---------------------------------
                                            Name

                                            /S/ NANCEY M. MCMURTRY
                                            ---------------------------------
                                            Signature

                                            NANCEY M. MCMURTRY, TRUSTEE
                                            ---------------------------------
                                            Name/Title

                                Page 5 of 5 Pages